Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

December 16, 2022

Ivanhoe Electric Inc.

606 – 999 Canada Place

Vancouver, BC V6C 3E1

Canada

Ladies and Gentlemen:

We have acted as counsel to Ivanhoe Electric Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (such registration statement, as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale or other disposition, from time to time, by the selling stockholders listed in the Registration Statement, including their donees, pledgees, transferees or other successors-in-interest (the “Selling Stockholders”), of up to 29,335,389 issued and outstanding shares of common stock, par value $0.0001 per share of the Company, held by the Selling Stockholders (the “Shares”), as set forth in the prospectus included in the Registration Statement (the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement, the Prospectus, the certificate of incorporation and bylaws of the Company, as amended through the date hereof, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;
e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company; and
f.	with respect to the original issuance of the Shares, the amount of valid consideration paid in respect of such Shares equaled or exceeded the par value of such Shares.

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Ivanhoe Electric Inc. December 16, 2022 Page 2

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, the Shares have been validly issued, and are fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/Reed Smith LLP

REED SMITH LLP